EXHIBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com


Reader's Digest Association Doubles Dividend to 10 Cents Per Share

      PLEASANTVILLE, N.Y., January 21, 2005 - The board of directors of The Reader's Digest Association, Inc. (NYSE: RDA) today declared a quarterly dividend of 10 cents on each share of the company's common stock. The dividend represents an increase of 5 cents per share, or 100 percent, over the dividend of 5 cents per share that had been in effect since October 9, 1998.

      "We are pleased to increase our dividend to shareholders to 10 cents per share, or 40 cents per share on an annual basis," said Thomas O. Ryder, Chairman and Chief Executive Officer. "The company's strong cash flow enables us to increase the dividend while still providing for all routine cash needs, planned investments and continued paydown of our long-term financing on or ahead of schedule."

      The dividend is payable on February 15, 2005, to stockholders of record at the close of business on February 1, 2005. This marks the 60th consecutive quarterly dividend paid by RDA since the company's initial public offering in 1990.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.4 billion for the fiscal year ended on June 30, 2004. Global headquarters are located at Pleasantville, New York. For more information, please visit www.rd.com.

           This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.
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